Exhibit 10.2

December 30, 2009

VIA e-mail

David Baker
Cascade Summit LLC

Dear David:

This letter agreement memorializes the understanding and agreement between Znomics, Inc. (together with its officers, directors, employees, owners, affiliates and agents, “Znomics”) and you, David N. Baker, Cascade Summit LLC and your affiliates (together with the agents, officers, directors, employees and owners of the foregoing persons, “You”).

1.	Consideration. You are entering into this letter agreement in exchange for the consideration set forth on Exhibit A.

2.
Termination of Agreements.  You agree that all agreements between You and Znomics, including without limitation the Advisory Agreement dated April 28, 2009 and the Consulting Agreement dated on or about April 18, 2008, are terminated, that the only remaining obligation of Znomics to You is to issue 4,000 shares of Common Stock to David N. Baker pursuant to the April 2008 Consulting Agreement, and that upon its issuance of such shares, Znomics has no further obligations to You.

3.	Release of Claims. You release any and all claims that You have or may have against Znomics.

4.
Further Assurances.  You agree that You will take, or cause to be taken, all such further actions and execute such further documents, as Znomics may reasonably request to evidence or effect the matters contemplated by this letter agreement.

5.
Non-Admission.  It is expressly understood that this letter agreement does not constitute, nor shall it be construed as, an admission by Znomics, on the one hand, or by David N. Baker and Cascade Summit LLC, on the other hand, of any liability or unlawful conduct whatsoever. Znomics, David N. Baker and Cascade Summit LLC specifically deny any liability or unlawful conduct.

The terms of this letter agreement shall be effective on the date Znomics acknowledges its receipt on the Acknowledgement Page.

Sincerely,

ZNOMICS INC.

/s/ Dwight A. Sangrey
By: Dwight A. Sangrey
Its: Chairman

Acknowledgement Page

ACKNOWLEDGMENT AND SIGNATURE

I have read the above letter agreement carefully and understand and agree to all terms contained herein. By my signature, I acknowledge and agree that I have entered into this letter agreement knowingly and voluntarily and have the power and authority to execute this letter agreement on behalf of David Baker, Cascade Summit LLC and affiliates, agents, officers, directors, employees and owners thereof.

/s/ David N. Baker	Dated: December 30, 2009
David N. Baker

RECEIVED:

ZNOMICS, INC.

/s/ Kerry D. Rea

Officer: Kerry D. Rea, Chief Financial Officer

Date: January 4, 2010

Exhibit A

Consideration

The consideration for this letter agreement will consist of the following:

1)
A First Cash Payment of $25,000 from Znomics, Inc. and $15,000 from certain Founders ($5,000 each from Dwight A. Sangrey, Roger Cone and Richard A. Sessions). The portion of the First Cash Payment that is owed by Znomics, Inc. will be paid by Znomics, Inc. by wire on January 4, 2010. The portion of the First Cash Payment that is owed by the Founders will be paid by the applicable Founders by check promptly following the conclusion of the Stock Purchase Agreement among Znomics, Inc. and buyers affiliated with Cherry Tree Companies, LLC and no later than January 4, 2010.

2)
A Transfer of 300,000 total shares of Znomics Inc. from certain Founders (60,000 shares each from Dwight A. Sangrey, Roger Cone, Richard A. Sessions, Wenbiao Chen and Stephen Kurtz).  This transfer will be recorded by Znomics, Inc. promptly following the conclusion of the Stock Purchase Agreement among Znomics, Inc. and buyers affiliated with Cherry Tree Companies, LLC and no later than January 4, 2010.

3)
A Second Cash Payment of $10,000 from certain Founders (Dwight A. Sangrey, Roger Cone, Richard A. Sessions, Wenbiao Chen and Stephen Kurtz). The Second Cash Payment is due promptly following the conclusion of the reverse merger or other transaction that effects a transition of Znomics, Inc. into an operating company, or June 30, 2011, whichever occurs first.

The Founders’ obligations shall be memorialized in a separate Contribution Agreement among Znomics, Inc. and Dwight A. Sangrey, Roger Cone, Richard A. Sessions, Wenbiao Chen and Stephen Kurtz, for the benefit of David N. Baker. For clarity, the consideration due to David N. Baker from Znomics, Inc. is $25,000 of the First Cash Payment and the remainder of the consideration set forth on this Exhibit A shall be due from the Founders. The entirety of the Second Cash Payment is hereby personally guaranteed by Dwight A. Sangrey, who promises to pay the Second Cash Payment owed by the Founders on the terms set forth herein:

Signed: /s/ Dwight A. Sangrey
Dwight A. Sangrey
Date: December 30, 2009

Exhibit A to letter agreement between Znomics, Inc., David N. Baker and affiliates